AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1999
                                  Registration Statement No. 333-______


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                              SPARTECH CORPORATION
             (Exact name of registrant as specified in its charter)

                                    Delaware
         (State or other jurisdiction of incorporation or organization)
                                   43-0761773
                        (IRS Employer Identification No.)

                      120 South Central Avenue, Suite 1700
                             Clayton, Missouri 63105
                                 (314) 721-4242
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                Jeffrey D. Fisher
                       Vice President and General Counsel
                              Spartech Corporation
                      120 South Central Avenue, Suite 1700
                            St. Louis, Missouri 63105
                                 (314) 721-4242
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / / If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /________________
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /__________
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                   CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed       Amount of
 Title of each class     Amount to     maximum       maximum      registration
          of                 be        offering     aggregate          fee
   Securities to be      registered   price per      offering
      registered                         unit         price
  Common stock, $.75      165,000     $26.03<F1>  $4,294,950.00   $1,194.00<F2>
      par value            shares




<F1> Average of the high and low trading prices of the common stock reported in the consolidated reporting system as of November 9, 1999, a date within five business days prior to the date of filing of the registration statement. Because the common stock is being reoffered by the Selling Security Holders described herein the registrant will receive no consideration from sales by the Selling Security Holders and does not know the actual price or prices at which the common stock may be sold.
<F2> The registration fee is calculated pursuant to Rule 457(c)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
            Subject to Completion, November 10, 1999

[SPARTECH LOGO]       Spartech Corporation
              120 South Central Avenue, Suite 1700
                    Clayton, Missouri 63105
                         (314) 721-4242

                      Options to Purchase
                 165,000 Shares of Common Stock

                              and

                 165,000 Shares of Common Stock
               Issuable upon Exercise of Options

This prospectus relates to three possible types of transactions:

* The sale by David B. Mueller, the Executive Vice President and Chief Operating Officer of Spartech Corporation, of options to purchase up to 165,000 shares of Spartech common stock, issued to Mr. Mueller under Spartech's Restricted Stock Option Plan,

*    The exercise of the options by the purchasers of the options, and

* The resale by the purchasers of the options of the shares issued pursuant to their exercise of the options.

See "Description of Securities" and "Selling Security Holders" for more information.

We do not know whether or when Mr. Mueller or any purchaser of the options may exercise or resell them. If the options are exercised, we do not know whether, when or on what terms the holder of the shares acquired through the exercise may offer or sell the shares. Spartech will not receive any proceeds from the sale of the options or the shares.

Our common stock is listed on the New York Stock Exchange under the symbol "SEH." On November 9, 1999, the closing sale price of the common stock on the New York Stock Exchange was $26-1/2 per share.

Investing in the common stock involves risks. See "Risk Factors" beginning on page 2.
                _______________________________

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, and it does not seek an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is correct only as of the date of this prospectus, regardless of when this prospectus is delivered to you or these securities are sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                _______________________________

               Prospectus dated November __, 1999

                        Table of Contents

                                                     Page

        Risk Factors                                  2

        Forward-Looking Statements                    5

        Description of Securities                     5

        Selling Security Holders                      8

        Plan of Distribution                          9

        Use of Proceeds                              10

        Legal Matters; Experts                       10

        About Spartech                               11

        Where You Can Find More Information          11



                           Risk Factors

   The principal risks of this offering are described below. You should carefully consider these risks before deciding to invest in our common stock. These risks could materially and adversely affect our business, financial condition and results of future operations. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks described below are not the only ones we face.

We Operate in a Highly Competitive Industry, and Our Failure to Compete Effectively Could Hurt Our Profits

   Our continued profitability depends on our ability to meet competition. Our industry is competitive in several ways:

   * The plastics intermediary industry is characterized by a large number of companies and by periodic oversupply of base resins, resulting in intense price competition. If we are unable to meet our competitors' prices, our sales could be reduced. On the other hand, if we meet the competition but are not able to do so in a cost-efficient way, our margins could decrease. In either event, our profits could be reduced or we could incur writedowns to inventory values.

   * Because plastics intermediaries are consolidating, our competitors may become larger, which could make them more efficient, reducing their cost of materials and permitting them to be more price competitive. Increased size could also permit them to operate in wider geographic areas and enhance their ability to compete in other areas such as research and development and customer service, which could reduce our profitability.

   * We may experience increased competition from companies offering products based on alternative technologies and processes that may be competitive or better in price or performance, causing us to lose customers, sales volume and profits.

   * Some of our customers may be or become large enough to justify developing in-house production capabilities. Any material reduction in orders to us by our customers as a result of a shift to in-house production could adversely affect our sales and profits.

We May Not Be Able to Continue to Make the Acquisitions Necessary for Us to Realize Our Growth Strategy

   Acquiring businesses that complement or expand our operations has been and continues to be an important element of our business strategy. This strategy depends on our ability to continue to identify, complete and manage acquisitions profitably. However, several factors may impair our ability to continue this strategy.

   * Some of our major competitors have or could initiate similar growth strategies, and the overall plastics intermediary segment is continuing to consolidate. As a result, competition for suitable acquisition candidates is increasing. We may not be able to acquire additional companies in our industry on terms favorable to us.

   * We have generally financed our acquisitions from bank borrowings or the placement of debt securities, or from the issuance of capital stock, and we expect to derive the consideration used for future acquisitions from the same sources. However, we may not be able to obtain this financing in the future on economically feasible or acceptable terms, or at all. Our consolidated long-term indebtedness was $206.1 million at July 31, 1999, or 46% of our total consolidated capitalization.

   * Integrating acquired businesses requires a significant amount of management time and skill and may place significant demands on our operations and financial resources. We may not be successful in integrating acquired businesses into our operations.

   If we are unable to continue our acquisition strategy, or if we fail to effectively integrate future acquisitions into our operations, it could have a material adverse effect on our business, financial condition and results of operations.

Completed Acquisitions May Result in Interest or Goodwill Amortization Expense that Exceeds the Net Income from the Acquired Operations

   * The amount of debt used to finance our acquisitions and the potential for higher interest rates in the future may result in increased interest costs.

   * To complete future acquisitions we may have to negotiate higher purchase prices that result in increased goodwill amortization expense.

   * The Financial Accounting Standards Board has proposed changes to the accounting for goodwill resulting from future acquisitions, including shortening the maximum period for amortizing goodwill from 40 years to 20 years. Shortening the amortization period would result in increased goodwill amortization expense.

   Any of these factors could result in expenses from these acquisitions that exceed the net income we derive from the acquired operations, which would reduce our net income.

Large Increases in the Costs of Raw Materials Or Substantial Decreases in Their Availability Could Materially and Adversely Affect Our Operating Profit

   * The costs of raw materials used in our manufacturing processes represented approximately 76% of cost of goods sold in 1998. These raw materials include resins that are affected by changes in supply and demand conditions within the commodity resins market. Prices for these raw materials could increase significantly.

   * In addition, any major disruptions in the availability of petroleum or natural gas to our suppliers could adversely impact the availability of the resins used in our manufacturing process.

   Either of these factors could cause us to lose orders or customers and have a material adverse effect on our sales and operating profit.

We Operate in Cyclical Markets and Have Exposure to Economic Downturns

   Our products are sold in a number of end markets which tend to be cyclical in nature, including transportation, building and construction, bath/pool and spa, and electronics and appliances. A downturn in one or more of these end markets could have a material adverse effect on our sales and operating profit.

Our Stock Price Is Volatile and May Decline

   The trading price of our common stock has fluctuated widely, ranging between $17-7/8 and $32-1/2 per share over the past 52 weeks. The overall market and the price of our common stock may continue to be volatile. The trading price of our common stock may be significantly affected by various factors, including:

   *  Variations in our quarter to quarter operating results;

   * Changes in investors' and analysts' perceptions of the business risks and conditions of our business;

   *  The relative size of our market capitalization; and

   *  The limited float of our common stock.

Our Principal Stockholder Could Influence Our Management and Policies, and Could Also Be a Potential Competitor

   As of July 31, 1999, Vita International Limited, of Manchester, England, held approximately 44% of the outstanding shares of our common stock. Two of our directors, Calvin J. O'Connor and Alan R. Teague, serve on our board as representatives of Vita.

   * Vita's representation on the board and its large percentage of stock ownership means Vita could be in a position to effectively control our management and policies if it were supported by a relatively small percentage of the other stockholders or if a relatively small percentage of the other shareholders did not choose to exercise their voting rights. In addition, under our certificate of incorporation, Vita's current representation on the board together with its current share ownership are sufficient to give it the power to block significant business combinations with any other 10% shareholder, of which there are none at present, unless the board approves the business combination before the other shareholder acquires its 10% ownership.

   * Vita is a manufacturer and distributor of cellular polymers, engineered thermoplastics, fibers and fabrics, primarily in Europe. Although we do not currently compete with Vita in any material respect, there can be no assurance that our growth and business strategies will not conflict with or be affected by those of Vita at some time in the future. In that event, Vita could act in its interests at the expense of Spartech's interests.

Our Inability to Obtain or Maintain Required Regulatory or Environmental Permits Could Hurt our Profits

   * We operate under numerous federal, state, local and non-U.S. laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. In particular, our operations are subject to laws and regulations governing industrial waste water and storm water discharges, public notice or "community right-to-know" requirements concerning the hazardous materials located or used at our facilities, and the disposal of solid waste from our facilities, some of which is considered special waste within the meaning of these laws and regulations. Some of these laws require us to obtain permits in order to conduct our operations. If we were to violate these laws or regulations we might have to pay substantial fines and our permits could be suspended or revoked in which case we might have to suspend operations at one or more of our manufacturing facilities. We may also not be able to acquire new permits which we would need in order to expand our operations.

   * The Food and Drug Administration regulates the material content of medical and direct-contact food and beverage containers and packages and periodically examines our operations. We must also adhere to FDA regulations governing "good manufacturing practices," including testing, quality control, and manufacturing and documentation requirements. If violations of these regulations are noted during inspections of our manufacturing facilities by public health regulatory officials, we may be required to cease manufacturing until the violation is corrected or to recall products that were manufactured under improper conditions.

   Any of these circumstances could have a material adverse effect on the continued marketing of our products and on our business, financial condition and results of operations.

Year 2000 Problems of Our Significant Customers, Suppliers or Utilities May Impair Our Operations

   We may experience lost revenues if any of our major customers experience Year 2000 problems which cause them to order less product from us, or which cause them financial difficulties resulting in a breach of their payment obligations to us. A mass interruption to our supply chain resulting from the lack of readiness of our suppliers could result in lost profits, breach of contract claims against us, or other adverse consequences. In addition, our customers or suppliers or our own production capabilities could also be adversely affected in similar ways due to disruptions to the transportation network or public utilities.



                    Forward Looking Statements

   This prospectus contains forward-looking statements, primarily in the section captioned "Risk Factors." Forward-looking statements represent our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. They are based largely on our current expectations. Our actual results could differ materially from the information contained in the forward-looking statements due to a number of factors, including the risks described above, changes in the economy or the plastics industry in general, and other unanticipated events that may prevent us from competing successfully in existing or new markets, and our ability to manage our growth effectively.



                    Description of Securities

   The securities covered by this prospectus consist of options to purchase up to 165,000 shares of Spartech common stock, as well as the 165,000 shares of common stock issuable by Spartech upon exercise of the options. The options were issued to David B. Mueller, Spartech's Executive Vice President and Chief Operating Officer, under Spartech's Restricted Stock Option Plan. The options and the shares have been included in this prospectus at Mr. Mueller's request, as a benefit in connection with his employment.

Option Exercise Prices and Exercise Dates.

   The options are currently exercisable in full or in any part. They have varying exercise prices and expire on various dates, as follows:

          Number of          Exercise             Expiration
          Shares               Price              Date
          10,000         $3.875 per share         July 1, 2000
          10,000         $1.250 per share         June 30, 2001
          60,000         $3.000 per share         June 30, 2002
          40,000         $4.375 per share         December 9, 2003
          45,000         $5.375 per share         November 30, 2004
Total:   165,000

   The exercise prices and expiration dates were determined by the Compensation Committee of the Company's Board of Directors under the terms of the option plan, as a part of the normal determination of Mr. Mueller's compensation. The other terms of the options are substantially the same as the terms of other options granted under the option plan contemporaneously with Mr. Mueller's options.

Transfers of Options

   Subject to any specific restrictions set out in the option agreement, an option holder may transfer an option only as follows:

   * By last will and testament, or pursuant to the laws of descent and distribution;

   * By gift, or under a domestic relations order, to any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, any person sharing the option holder's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons or the option holder control the management of assets, and any other entity in which these persons or the option holder own more than fifty percent of the voting interests; or

   * In any manner other than by gift or under a domestic relations order, to anyone described in the preceding clause but only with the prior consent of the Committee, which may grant or withhold its consent in its sole discretion. However, if an option is transferred for value, the registration statement may not be used to exercise the option. An option holder contemplating a transfer of an option for value should discuss with the Company in advance the possible methods for registering the option shares in this event, and should expect that even if the Committee consents to such a registration it will require the option holder to bear the costs of the registration.

   The Company is not required to recognize any transfer until it has recorded the transfer on its books, and as a condition of recording a transfer the Company may require appropriate written evidence that the transfer has occurred and that it is a permitted transfer.

   Except as described in this section, an option may not be transferred in any manner. Also, neither an option nor any interest in the underlying shares prior to exercise may be pledged, hypothecated, or otherwise used as collateral to secure the payment of any debt.

Manner of Exercise

   An option may be exercised on one or more occasions. Each exercise may be for all or any part of the shares for which the option is then exercisable.

   An option is exercised by delivering to the Chief Financial Officer, Treasurer or Controller of the Company, prior to the expiration of the option, a written notice stating the option holder's election to exercise the option and the number of shares to be purchased, together with full payment for the shares purchased under the option. Payment may be made in any one or combination of the following forms:

   * A certified or cashier's check in the amount of the aggregate option price; or

   * The delivery of shares of Spartech common stock which the option holder has owned for at least six months preceding the exercise date and which have a fair market value equal to the exercise price.

   An option holder who is an employee at the time of the option exercise must also pay the amount of the withholding taxes attributable to the exercise (See "Tax Effects of Exercise of Options"). Payment of the minimum required withholding taxes may be in any one or combination of the following forms:

   *  A certified or cashier's check in the amount of the taxes, or

   * The delivery of shares of Spartech common stock which the option holder already owns and which have a fair market value equal to the amount of the taxes, or

   * The partial surrender and cancellation of the option as to an aggregate number of shares of Spartech common stock which, if issued, would have a fair market value equal to the amount of the taxes. Any part of the option used for this purpose must be exercisable at the time of surrender.

   If an option holder wishes to have the Company withhold more than the minimum required withholding taxes in connection with the exercise of an option, the excess must be paid in a manner permitted for payment of the exercise price.

   For these purposes, the "fair market value" of a share of Spartech common stock means the closing price on the New York Stock Exchange (or any other exchange which is then the principal exchange for our common stock) on the last day on which Spartech shares were traded prior to the date we receive the notice of exercise.

   Shares will not be issued pursuant to the exercise of an option until the Company has received full payment as described in this section. An option holder has no right or status as a stockholder because of ownership of an option until the option has been exercised and the stock has been issued.

Federal Income Tax Effects

Issuance of Option

   The issuance of an option will have no tax effects on either the option holder or the Company.

Exercise of Option by Original Holder

   Upon the exercise on an option by the original holder, the holder will recognize ordinary income in an amount equal to the excess of the aggregate fair market value of the purchased shares on the exercise date over the aggregate exercise price for the option. The income recognized by the original holder on exercise of an option will also be subject to Social Security and Medicare taxes. The holder's basis in the shares received will equal the fair market value of the shares as of the date of exercise.

   Upon the sale of option shares by the original option holder after exercise, the selling holder will recognize capital gain or loss in an amount equal to the sale price less the holder's basis in the shares. The gain or loss will be short-term if the shares are held 12 months or less after exercise, and long-term if the shares are held more than 12 months after exercise.

   The tax effects of exercise of the option will be different if the holder surrenders previously-held shares in payment of the exercise price. In that event, the exercise will generally be treated as a non-taxable, like-kind exchange of the shares surrendered for the same number of shares received under the option. The shares received will have the same basis and capital gains holding period as the shares surrendered. The value of the number of shares received in excess of the number surrendered will be ordinary income to the holder.

   The Company will receive an income tax deduction corresponding in time and amount to the taxable income recognized by the option holder.

Gift of Option, Exercise by Donee

   The gift of an option will not result in federal income tax consequences to either the donor or the donee. There may be gift tax consequences to the donor.

   Upon the exercise of the option by the donee, the donee will not have taxable income, but the original holder will recognize ordinary income in an amount equal to the excess of the aggregate fair market value of the purchased shares on the exercise date over the aggregate exercise price for the option. This income will also be subject to Social Security and Medicare taxes. The donee's basis in the shares will equal the fair market value of the shares as of the date of exercise.

   The Company will receive an income tax deduction corresponding in time and amount to the taxable income recognized by the option holder.

   Upon the sale of the option shares by a donee after exercise, the selling donee will recognize capital gain or loss in an amount equal to the sale price less the donee's basis in the shares.

Sale of Option, Exercise by Purchaser

   If an option is transferred by sale, the original holder will have ordinary income equal to the amount of the sale price. The timing of this income will depend on how and when the sale price is paid.

   The Company will receive an income tax deduction corresponding in time and amount to the taxable income recognized by the option holder.

   Upon the subsequent exercise of the option by the purchaser, there will be no further income recognition by either the original holder or the purchaser, and no further deduction for the Company.

   Upon the sale of the option shares by a purchaser after exercise, the selling purchaser will recognize capital gain or loss in an amount equal to the sale price less the purchaser's basis in the shares, which will be the sum of the exercise price and the amount paid for the option. The gain or loss will be short-term if the shares are held 12 months or less after exercise, and long-term if the shares are held more than 12 months after exercise.



                     Selling Security Holders

   As of the date of this Prospectus, the only selling security holder whose identity is known to the Company is David B. Mueller. If the identity of other selling security holders becomes known to the Company, the Company will supplement this Prospectus accordingly.

   The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by the selling security holders as of July 31, 1999 and as adjusted to reflect the sale of all of the options offered by the selling security holders hereby.

                                              Maximum
                                             Number of         Shares
                Shares Beneficially Owned    Shares      Beneficially Owned
                 Prior to Offering (1)(2)      Being       After Offering
Name            Number  Percent (3)           Offered(3)   Number    Percent(4)
David B. Mueller 460,935    1.7%              165,000     295,935     1.1%



  (1) Represents sole voting and investment power unless otherwise noted, and includes options which are exercisable on or within 60 days after the date of this prospectus.

  (2) Includes the 165,000 options being offered hereby, which are included because they are currently exercisable for shares of common stock.

  (3) As of the date of this prospectus, the selling security holders have not determined to exercise or sell any specific number of options or to sell any specific number of shares resulting from the exercise of the options.

  (4) Percentage ownership is calculated by assuming the exercise or conversion of all options or convertible securities held by the holder and the nonexercise or nonconversion of all other outstanding warrants and convertible securities.



                       Plan of Distribution

   We are registering the shares on behalf of Mr. Mueller or other selling security holders, including persons who may receive the shares from them as gifts or pursuant to pledges.

   We do not know how the selling security holders will sell the shares. They may sell the shares from time to time in any of several ways and in any of several marketplaces, including:

   *  Through private negotiations directly with purchasers;

   * Through agreements with underwriters, dealers or brokers for their own accounts;

   *  Through agreements with underwriters or dealers for resale;

   * In block trades with brokers or dealers who will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; or

   * In brokers' transactions on the New York Stock Exchange, subject to its rules.

In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus.

   We do not know at what prices the selling security holders may sell the options. There is no market for the options, which may in any event be transferred only to family members. See "Description of Securities."

   We do not know at what prices the selling security holders may sell the shares after exercise of the options. They may sell the shares at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. They may pay usual and customary or specifically negotiated fees, discounts or commissions in connection with these sales. We will not pay any of those fees, discounts or commissions.

   We will file a supplement to this prospectus if a selling security holder notifies us that it has entered into any material arrangement with a broker-dealer for the sale of shares, or if a recipient of shares by gift or pledge notifies us that it intends to sell more than 500 shares. The supplement will disclose, to the extent applicable,

   * The names of the selling security holder and each participating broker-dealer,

   *  The number of shares involved,

   *  The price at which the shares are being sold,

   * The commissions paid or discounts or concessions allowed to each broker-dealer; and

   *  Other facts material to the transaction.

   Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act.

   Spartech will bear the expense of preparation and filing of the registration statement of which this prospectus is a part. The aggregate amount of all these expenses is expected to be approximately $5,000.

   See "Selling Security Holders" for information concerning the beneficial ownership of Spartech securities by the selling security holders.



                         Use of Proceeds

   We will not receive any of the proceeds from the sale of shares by the selling security holders.



                      Legal Matters; Experts

   The validity, authorization and issuance of the shares of common stock offered by this prospectus has been passed upon for Spartech by Jeffrey D. Fisher, Esq., an attorney licensed in the State of Missouri. Mr. Fisher has been employed by Spartech as its Vice President and General Counsel since July, 1999. Before becoming employed by Spartech, he was a partner with Armstrong Teasdale LLP, St. Louis, Missouri.

   Our consolidated financial statements as of November 1, 1997 and October 31, 1998 and for each of the three years in the period ended October 31, 1998, included in our Annual Report on Form 10-K for the fiscal year ended October 31, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated in this prospectus by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving its report.

   The consolidated financial statements of Polycom Huntsman, Inc. as of March 31, 1997 and 1998 and for each of the years then ended, which are included in our Current Report on Form 8-K/A filed with the Commission on June 15, 1998 and amended on May 21, 1999 and May 27, 1999, have been audited by Ernst & Young LLP, independent public accountants, as indicated in their report with respect thereto. They are incorporated in this prospectus by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving its report. The financial statements of Polycom SA as of February 28, 1997 and 1998 and for each of the years then ended, included in our Current Report on Form 8-K/A filed with the Commission on June 15, 1998 and amended on May 21, 1999 and May 27, 1999, have been audited by Amyot Exco, independent auditors, as indicated in their report with respect thereto, and are incorporated in this prospectus by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving its report.

                          About Spartech

   We are an intermediary processor of thermoplastics. Thermoplastics are plastics capable of being formed and reformed by heating. We convert base polymers, or resins, from commodity suppliers into extruded plastic sheet and rollstock, color concentrates and blended resin compounds, and injection molded and profile extruded products.

   Our principal executive offices are located at 120 South Central Avenue, Suite 1700, Clayton, Missouri 63105. Our telephone number is (314) 721-4242. Our web site address is http://www.spartech.com. Information contained on our web site is not part of this prospectus.



               Where You Can Find More Information

   We have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, we file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the registration statement and any other documents filed by us at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our Securities and Exchange Commission filings are also available to the public at the Securities and Exchange Commission's Internet site at http://www.sec.gov.

   This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. You should refer to the registration statement and its exhibits for further information.

   The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the Securities and Exchange Commission will update and supersede this information.

   We incorporate by reference the documents listed below and any documents we subsequently file with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

   *  Our annual report on Form 10-K for the year ended October 31, 1998;

   * Our quarterly reports on Form 10-Q for the quarters ended January 30, 1999, May 1, 1999 and July 31, 1999;

   * Our current report on Form 8-K filed April 14, 1998, as amended on June 15, 1998, May 21, 1999 and May 27, 1999, relating to our acquisition of Polycom Huntsman, Inc.;

   * Our current report on Form 8-K filed March 18, 1999, relating to the issuance of our 6.5% convertible subordinated debentures;

   * Our current report on Form 8-K filed May 26, 1999, relating to our second quarter and six-month operating results;

   * Our current report on Form 8-K filed May 27, 1999, relating to our acquisition of Alltrista's Plastic Packaging Division; and

   * The description of our common stock in our Registration Statement on Amendment No. 1 to Form 8-A dated November 28, 1994, filed with the Commission on May 17, 1999 under the Securities Exchange Act of 1934.

You may request a copy of these filings, at no cost, by contacting us at:

                    Spartech Corporation
                    120 South Central Avenue, Suite 1700
                    Clayton, Missouri 63105
                    Attention: Secretary

Our telephone number for copy requests is (314) 721-4242.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS



Item 14.  Other Expenses of Issuance and Distribution

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby. All of these expenses will be borne by the registrant, and not by the selling security holders.

     Securities and Exchange Commission registration fee    $ 1,194
     Blue sky fees and expenses                                        0
     Transfer agent fees and expenses                                500
     Printing and engraving fees                                       0
     Legal fees and expenses                                       1,500
     Accounting fees and expenses                                  1,500
     New York Stock Exchange listing fee                               0*
     Miscellaneous                                                   306
     Total                                                       $ 5,000

     * The listing fee was paid at the time the options were authorized for issuance under the option plan.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware provides generally and in pertinent part that a Delaware corporation may indemnify its directors and officers against expenses, judgments, fines and settlements actually and reasonably incurred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 145 further permits a Delaware corporation to grant its directors and officers additional rights of indemnification through charter or bylaw provisions and otherwise and to purchase indemnity insurance on behalf of its directors and officers.

     Section Eighth of the registrant's Restated Certificate of Incorporation provide for indemnification of the registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits

     A list of exhibits is set forth in the Exhibit Index appearing elsewhere in this Registration Statement and is incorporated herein by reference.

Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement.

     (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

















                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clayton, State of Missouri, on November 10, 1999.


                                   Spartech Corporation




                                   By:/s/Bradley B. Buechler
                                      Bradley B. Buechler
                                      Chairman of the Board, President
                                      and Chief Executive Officer

     Each person whose signature appears below hereby constitutes and appoints Bradley B. Buechler and David B. Mueller, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                              Date Signed


/s/BRADLEY B. BUECHLER     Chairman of the Board, President,    October 15, 1999
 Bradley B. Buechler         Chief Executive Officer and Director
                             (Principal Executive Officer)


/s/DAVID B. MUELLER        Executive Vice President,           October 15, 1999
 David B. Mueller            Chief Operating Officer,Secretary and Director


/s/RANDY C. MARTIN         Vice President-Finance              October 15, 1999
 Randy C. Martin             and Chief Financial Officer
                             (Principal Financial and Accounting Officer)


/s/RALPH B. ANDY              Director                          October 15, 1999
 Ralph B. Andy


                              Director                          _________,  1999
 Thomas L. Cassidy


/s/W.R. CLERIHUE              Director                          October 15, 1999
 W.R. Clerihue


                              Director                          _________, 1999
 John R. Kennedy


/s/CALVIN J. O'CONNOR         Director                          October 15, 1999
 Calvin J. O'Connor


/s/JACKSON W. ROBINSON        Director                          October 15, 1999
 Jackson W. Robinson


                              Director                          _________, 1999
 Alan R. Teague

                          EXHIBIT INDEX


Exhibit Number      Description


  5                Legal Opinion

 23.1              Consent of Independent Public Accountants (Arthur Andersen
                   LLP)

 23.2              Consent of Independent Auditors (Ernst & Young LLP)

 23.3              Consent of Independent Auditors (Amyot Exco)

 23.4              Consent of Counsel (included in Exhibit 5)

 24.1              Power of Attorney (included on Page II-3)